Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Performance Shares Plan 2023-2027, the Restricted Shares Plan 2023-2027 and other benefits as described therein, of our report dated March 2, 2023, with respect to the consolidated financial statements of Stevanato Group S.p.A. for the years ended December 31, 2022 and 2021, included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ EY S.p.A.

Treviso, Italy

May 20, 2024